Exhibit 5.1

[Downey Brand LLP letterhead]

Downey Brand LLP
555 Capitol Mall, 10th Floor
Sacramento, CA 95814

June 2, 2014

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

Re:    Central Valley Community Bancorp
Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the registration statement on Form S-3 (the “Registration Statement”), filed by Central Valley Community Bancorp, a California company (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to the registration for resale by the listed selling shareholders of 155,062 shares of the Company’s common stock (the “Shares”). The securities registered in the Registration Statement are added to the 1,264,952 shares of common stock registered pursuant to Registration Statement No. 333-165907, and pursuant to Rule 429 of the Securities Act of 1933, the prospectus contained in the Registration Statement relates to the common stock previously registered on April 28, 2010 on Form S-3, Registration No. 333-165907 as well as to the securities registered in the Registration Statement.

We have examined the corporate records and documents of the Company as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the issuance of the Shares being registered pursuant to the Registration Statement was duly authorized and the Shares are validly issued, fully paid and non-assessable.

We consent to filing of this opinion as an exhibit to the Registration Statement. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

DOWNEY BRAND LLP

/s/ Downey Brand